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                                                                      Exhibit 99

             TEAM AMERICA ANNOUNCES CLOSING OF MERGER WITH MUCHO.COM

WORTHINGTON, Ohio, and LAFAYETTE, Calif., Dec. 28 /PRNewswire/ -- TEAM America Corporation (Nasdaq: TMAM) and Mucho.com, Inc. announced today the completion of their merger announced in June 2000. TEAM America also announced the completion of its issuer tender offer for $6.75 per share. TEAM America was advised by Raymond James & Associates, Inc. and Mucho.com, Inc. was advised by Sutro & Company, a subsidiary of Tucker Anthony Sutro.

As part of the merger, TEAM America has changed its name to TEAM Mucho, Inc. and will trade under the Nasdaq symbol "TMOS" beginning on January 2, 2001.

TEAM Mucho also announced the consummation of a private equity placement of $10 million from Stonehenge Opportunity Fund, LLC and the consummation of an $18 million acquisition facility with The Provident Bank and The Huntington National Bank.

TEAM America Corporation is a professional employer organization ("PEO"). Through its "Partnering in Employment" arrangement with its clients, TEAM America provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. As a result, TEAM America relieves clients from these administrative responsibilities and liabilities so they can focus on their core business strategies.

TEAM America has offices in Columbus, Cleveland, Dayton and Cincinnati, Ohio; Orlando, Florida; San Francisco, Silicon Valley and San Diego, California; Troy, Michigan; Twin Falls, Idaho; Salt Lake City, Utah; Stevensville, Montana; Redmond, Oregon; Corinth, Mississippi and Selmer, Tennessee.

Mucho.com is positioning itself to be the key Internet destination for small and growing companies. Its comprehensive offering of expert business content, interactive tools, services and products in an intuitive, easy-to- navigate environment gives small business decision-makers an integral Web solution that simplifies everyday business operations. Founded and managed by small business owners, Mucho.com helps small businesses get more done and leverage the power of the Internet. Founded in 1999 and headquartered in Lafayette, CA, Mucho.com is a privately held company. For more information visit www.mucho.com . For more information regarding Mucho.com, Inc., contact S. Cash Nickerson at 925-299-2500 or Matt Geiser, Rogue Media, at 925-962-0174.

TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, OH 43085. Phone: (614) 848-3995; FAX: (614) 848-7639; Toll Free:
(800) 962-2758. World Wide Web Address: www.teamamerica.com ; E-Mail: info@teamamerica.com

CONTACT: Kevin T. Costello, President of TEAM America Corporation, 614-848-3995

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